UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15 (D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 3, 2014 (June 3, 2014)

Ennis, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Texas	1-5807	75-0256410
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2441 Presidential Pkwy. Midlothian, Texas	76065
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 775-9801

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entering into a Material Definitive Agreement

On June 3, 2014, Ennis, Inc. (the “Company”) announced that two of its subsidiary companies have executed a definitive agreement to acquire substantially all of the assets of Sovereign Business Forms, Inc. and five related entities: TRI-C Business Forms, Inc., Falcon Business Forms, Inc., Forms Manufacturers, Inc., Mutual Graphics, Inc., and Curtis Business Forms, Inc. (the “Businesses”). The Businesses generated approximately $27.1 million in sales for the 2013 calendar year and will continue to operate under their respective brand names. The closing, which is expected to be on or before June 16, 2014, is subject to the completion of customary due diligence and customary conditions to closing.

Item 8.01	Other Events

On June 3, 2014, the Company issued a press release announcing the execution of a definitive agreement to acquire the assets of Sovereign Business Forms, Inc. and its related entities, TRI-C Business Forms, Inc., Falcon Business Forms, Inc., Forms Manufacturers, Inc., Mutual Graphics, Inc., and Curtis Business Forms, Inc. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Ennis, Inc. press release dated June 3, 2014 announcing the execution of a definitive agreement to acquire the assets of Sovereign Business Forms, Inc. and its related entities, TRI-C Business Forms, Inc., Falcon Business Forms, Inc., Forms Manufacturers, Inc., Mutual Graphics, Inc., and Curtis Business Forms, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ennis, Inc.

By:	/s/ Richard L. Travis Jr.
Richard L. Travis, Jr.
Chief Financial Officer

Date: June 3, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Ennis, Inc. press release dated June 3, 2014 announcing the execution of a definitive agreement to acquire the assets of Sovereign Business Forms, Inc. and its related entities, TRI-C Business Forms, Inc., Falcon Business Forms, Inc., Forms Manufacturers, Inc., Mutual Graphics, Inc., and Curtis Business Forms, Inc.